Ex 23(d)(iii)

                                Letter Agreement

To:   Catalyst Funds
      630 Fitzwatertown Road
      Building A, 2nd Floor
      Willow Grove, PA 19090

Dear Board Members:

      You have engaged us to act as the sole investment adviser to the Catalyst Value Fund and the Catalyst Alternative Strategy Fund (each, a "Fund", collectively, the "Funds") pursuant to a Management Agreement dated as of __________, 2006 (the "Agreement").

      Effective upon the commencement of operations of the Catalyst Value Fund through __________, 2007, we hereby contractually agree to waive management fees and/or reimburse the Fund for expenses it incurs, but only to the extent necessary to maintain the Fund's total annual operating expenses (excluding brokerage costs; borrowing costs such as (a) interest and (b) dividends on securities sold short; taxes; and extraordinary expenses) at 2.00% for Class A average daily net assets and 2.75% for Class C average daily net assets for that period.

      Effective upon the commencement of operations of the Catalyst Alternative Strategy Fund through __________, 2007, we hereby contractually agree to waive management fees and/or reimburse the Fund for expenses it incurs, but only to the extent necessary to maintain the Fund's total annual operating expenses (excluding brokerage costs; borrowing costs such as (a) interest and (b) dividends on securities sold short; taxes; and extraordinary expenses) at 2.25% for Class A average daily net assets and 3.00% for Class C average daily net assets for that period.

      Any waiver or reimbursement by the us is subject to repayment by the applicable Fund within the three fiscal years following the fiscal year in which the expenses occurred, if the Fund is able to make the repayment without exceeding its current expense limitations and the repayment is approved by the Board of Trustees.

                                              Very truly yours,

                                              CATALYST CAPITAL ADVISORS LLC

                                              By:
                                                           ---------------------

                                              Print Name:  Isobel L. Szilagyi
                                                           ---------------------

                                              Title:       Managing Director
                                                           ---------------------

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                                   Acceptance
                                   ----------

      The foregoing Agreement is hereby accepted.

                                              CATALYST FUNDS

                                              By:
                                                     ---------------------------
                                                     Christopher Anci, President